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                                                                 EXHIBIT 99.1

                   BOYD GAMING CORPORATION ANNOUNCES OFFERING
                             OF SUBORDINATED NOTES

        LAS VEGAS, NV -- JUNE 23, 1997 -- Boyd Gaming Corporation (NYSE:BYD) today announced that it intends to issue $250 million of 10-year senior subordinated notes pursuant to a private placement. The Company stated that it intends to use the net proceeds of the offering to refinance outstanding indebtedness.

        The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.